China Shengda Packaging Group Inc. Reports Third Quarter 2014 Results

18.4% growth in revenues with increased sales volumes of both paper cartons and corrugating medium paper

HANGZHOU, China, Nov. 14, 2014 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the third quarter ended September 30, 2014.

Mr. Daliang Teng, Chief Executive Officer of Shengda, commented, "We are pleased to report strong results for the third quarter of 2014 with revenues growing 18.4% year-over-year and reaching the highest level in company history, thanks to solid increase in sales volume of paper cartons and other paper products as well as strong revenue contribution from the corrugating medium paper business. Our margins, both gross and operational, also increased from the last year levels, leading to highest net profit in two years."

Mr. Teng continued, "Despite challenging economic backdrop in the midst of slowing GDP growth, tightened credit environment, and heightened effort by the central government to crackdown on corruption and excess government spending, our unwavering focus on vertical integration and geographical expansion and stringent cost control continue to allow us to executive well and deliver solid results for our shareholders. We look forward to continuing healthy growth and improving market position of our business in coming quarters."

Third Quarter 2014 Financial Highlights:

  Revenues increased by 18.4% to a record level of $47.3 million for the third quarter of 2014 with revenues of paper cartons and other paper products and corrugating medium paper increasing 7.7% and 72.4%, to $36.7 million and $12.0 million, respectively.
  The increase in revenues were mainly driven by increased sale volume with paper cartons and other paper products increasing 6.3% to 90.5 million square meters and corrugating medium paper increasing 73.2% to approximately 33.7 thousand tons.
  Gross profit increased by 29.7% to $7.0 million for the third quarter of 2014. Gross margin improved by 1.3 point to 14.7% for the third quarter of 2014 from 13.4% for the same period of last year.
  Net income attributable to the Company's stockholders was $1.3 million, or $0.03 per basic and diluted share, for the third quarter of 2014. This compared to net income attributable to the Company's stockholders of $0.5 million, or $0.01 per basic and diluted share, for the same period of last year.

Three Months Ended September 30, 2014 Results

	Three Months	Three Months Ended
Sales Analysis (Millions)	Ended September 30,	September 30,
	2014	2013
Revenues– Paper Cartons (millions)	$36.7	$34.1
Revenues– Corrugating Medium Paper (millions)	$12.0	$7.0
Revenues– Inter-segment Transactions Elimination (millions)	$(1.4)	$(1.1)
Color Cartons (% of total revenues)	18.1%	25.2%
Flexo Cartons (% of total revenues)	59.4%	60.2%
Paper Cartons Sales Volume (M sq meters)	90.5	85.1
Corrugating Medium Paper Sales Volume ('000 tons)	33.7	19.5
Color Cartons (average price per sq meter)	$0.40	$0.41
Flexo Cartons (average price per sq meter)	$0.41	$0.40
Corrugating Medium Paper (average price per ton)	$356	$358

	Three Months Ended	Three Months Ended
Summary Results (Millions)	September 30,	September 30,
	2014	2013
Revenues	$47.3	$39.9
Gross Profit	$7.0	$5.4
Gross Margin (%)	14.7%	13.4%
Operating Expenses	$5.3	$4.7
Operating Income	$1.7	$0.7
Operating Margin (%)	3.5%	1.7%
Net Income Attributable to Stockholders	$1.3	$0.5
EPS Basic & Diluted	$0.03	$0.01
Weighted Average Shares Outstanding (millions)	38.8	38.8

Total revenues for the third quarter of 2014 increased by $7.4 million, or 18.4%, to $47.3 million from $39.9 million for the same period of last year. Revenues of paper cartons and other paper products increased by $2.6 million, or 7.7%, to $36.7 million for the third quarter of 2014 from $34.1 million for the same period of last year. The increase was mainly due to increased sales volume which increased by 6.3% to 90.5 million square meters for the third quarter of 2014 from 85.1 million square meters for the same period of last year.

Color cartons and flexo cartons accounted for 18.1% and 59.4% of total revenues for the third quarter of 2014, compared to 25.2% and 60.2%, respectively, for the same period of last year. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.40 and $0.41, respectively, for the third quarter of 2014, compared to approximately $0.41 and $0.40, respectively, for the same period of last year.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 17.5% and 15.4%, respectively, of our revenues for the third quarter of 2014, compared to 22.5% and 24.6%, respectively, for the same period of last year.

Revenues of corrugating medium paper increased by $5.0 million, or 72.4%, to $12.0 million for the third quarter of 2014, from $7.0 million for the same period of last year. The increase was mainly due to the increased sales volume as the corrugating medium paper segment officially went into production in June 2013. Sales volume of corrugating medium paper was approximately 33.7 thousand tons and the average selling price was approximately $356 per ton, compared to 19.5 thousand tons and average selling price of $358 per ton, respectively, for the same period of last year.

Gross profit increased by $1.6 million, or 29.7%, to $7.0 million for the third quarter of 2014 from $5.4 million for the same period of last year. The increase in gross profit was mainly due to increased revenues for paper cartons and other paper products as well as narrower gross loss at our paper mill. Gross profit of paper cartons and other paper products increased by $1.3 million, or 20.9%, to $7.7 million for the third quarter of 2014 from $6.4 million for the same period of last year. Gross profit of color cartons and flexo cartons were $2.0 million and $5.7 million, respectively, for the third quarter of 2014, compared to $2.2 million and $4.2 million, respectively, for the same period of last year. Gross loss of corrugating medium paper was $0.8 million for the third quarter of 2014, compared to $1.0 million for the same period of last year. Overall gross margin increased by approximately 1.3 points to 14.7% for the third quarter of 2014 from 13.4% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 21.1% and negative 6.6%, respectively, for the third quarter of 2014, compared to 18.8% and negative 15.0%, respectively, for the same period of last year.

Selling expenses increased by $0.1 million, or 4.0%, to $2.0 million for the third quarter of 2014 from $1.9 million for the same period of last year. The increase was mainly related to the increased freight expenses. As a percentage of revenues, selling expenses for the third quarter of 2014 decreased to 4.2% from 4.8% for the same period of last year.

General and administrative expenses increased by $0.5 million, or 18.7%, to $3.3 million for the third quarter of 2014 from $2.8 million for the same period of last year. As a percentage of revenues, general and administrative expenses for the third quarter of 2014 was 7.0%, essentially unchanged from the same period of last year.

Operating income increased by $1.0 million, or 146.8%, to $1.7 million for the third quarter of 2014 from $0.7 million for the same period of last year. The increase in operating income mainly due to increased revenues and improvement in gross margin, partially offset by higher selling expenses and general and administrative expenses. Overall operating margin increased by approximately 1.8 points to 3.5% for the third quarter of 2014 from 1.7% for the same period of last year.

Net income attributable to the Company's stockholders was $1.3 million, or $0.03 per basic and diluted share, for the third quarter of 2014. This compared to net income attributable to the Company's stockholders of $0.5 million, or $0.01 per basic and diluted share, for the same period of last year.

Nine Months Ended September 30, 2014 Results

	Nine Months Ended	Nine Months Ended
Sales Analysis (Millions)	September 30,	September 30,
	2014	2013
Revenues– Paper Cartons (millions)	$92.7	$94.0
Revenues– Corrugating Medium Paper (millions)	$32.1	$7.6
Revenues– Inter-segment Transactions Elimination (millions)	$(8.0)	$(1.1)
Color Cartons (% of total revenues)	22.1%	27.1%
Flexo Cartons (% of total revenues)	57.3%	66.4%
Paper Cartons Sales Volume (M sq meters)	235.8	237.3
Corrugating Medium Paper Sales Volume ('000 tons)	89.3	21.3
Color Cartons (average price per sq meter)	$0.40	$0.40
Flexo Cartons (average price per sq meter)	$0.39	$0.39
Corrugating Medium Paper (average price per ton)	$359	$358

	Nine Months	Nine Months
Summary Results (Millions)	Ended September 30,	Ended September 30,
	2014	2013
Revenues	$116.8	$100.5
Gross Profit	$17.6	$15.5
Gross Margin (%)	15.1%	15.4%
Operating Expenses	$14.8	$12.7
Operating Income	$2.8	$2.8
Operating Margin (%)	2.4%	2.8%
Net Income Attributable to Stockholders	$1.8	$2.2
EPS Basic & Diluted	$0.05	$0.06
Weighted Average Shares Outstanding (millions)	38.8	38.8

Total revenues for the nine months ended September 30, 2014 increased by $16.3 million, or 16.2%, to $116.8 million from $100.5 million for the same period of last year. Revenues of paper cartons and other paper products decreased by $1.3 million, or 1.4%, to $92.7 million for the nine months ended September 30, 2014 from $94.0 million for the same period of last year. The decrease was mainly due to weakness in sales volume in the first half of 2014 as a result of challenging economic environment. Sales volume of paper cartons decreased by 0.6% to 235.8 million square meters for the nine months ended September 30, 2014 from 237.3 million square meters for the same period of last year.

Color cartons and flexo cartons accounted for 22.1% and 57.3% of total revenues for the nine months ended September 30, 2014, compared to 27.1% and 66.4%, respectively, for the same period of last year. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.40 and $0.39, respectively, for the nine months ended September 30, 2014, approximately the same as compared to the same period of last year.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 19.8% and 18.1%, respectively, of our revenues for the nine months ended September 30, 2014, compared to 24.9% and 26.0%, respectively, for the same period of last year.

Revenues of corrugating medium paper increased by $24.5 million, or 320.6%, to $32.1 million for the nine months ended September 30, 2014 from $7.6 million for the same period of last year. The increase was mainly due to the increased sales volume as the corrugating medium paper segment officially went into production in June 2013. Sales volume of corrugating medium paper was approximately 89.3 thousand tons and the average selling price was approximately $359 per ton, compared to 21.3 thousand tons and $358 per ton, respectively, for the same period of last year.

Gross profit increased by $2.1 million, or 13.6%, to $17.6 million for the nine months ended September 30, 2014 from $15.5 million for the same period of last year. The increase in gross profit was mainly due to decrease in raw material cost for our paper cartons business and partially offset by higher gross loss at our paper mill. Gross profit of paper cartons and other paper products increased by $2.5 million, or 14.8%, to $19.8 million for the nine months ended September 30, 2014 from $17.3 million for the same period of last year. Gross profit for color cartons and flexo cartons were $5.9 million and $13.9 million, respectively, for the nine months ended September 30, 2014, compared to $5.5 million and $11.8 million, respectively, for the same period of last year. Gross loss of corrugating medium paper was $2.2 million for the nine months ended September 30, 2014, compared to $1.8 million for the same period of last year. Overall gross margin decreased by 0.3 point to 15.1% for the nine months ended September 30, 2014 from 15.4% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 21.4% and negative 6.9%, respectively, for the nine months ended September 30, 2014.

Selling expenses increased by $1.3 million, or 31.7%, to $5.4 million for the nine months ended September 30, 2014 from $4.1 million for the same period of last year. The increase was mainly related to the operation of Shuangsheng which went into production in June 2013. As a percentage of revenues, selling expenses for the nine months ended September 30, 2014 increased to 4.7% from 4.1% for the same period of last year.

General and administrative expenses increased by $0.7 million, or 8.6%, to $9.3 million for the nine months ended September 30, 2014 from $8.6 million for the same period of last year. As a percentage of revenues, general and administrative expenses for the nine months ended September 30, 2014 decreased to 8.0% from 8.5% for the same period of last year.

Operating income increased by approximately $0.1 million, or 2.1%, to $2.83 million for the nine months ended September 30, 2014 from $2.77 million for the same period of last year. Overall operating margin decreased to 2.4% for the nine months ended September 30, 2014 from 2.8% for the same period of last year.

Net income attributable to the Company's stockholders was $1.8 million, or $0.05 per basic and diluted share, for the nine months ended September 30, 2014. This compares to net income attributable to the Company's stockholders of $2.2 million, or $0.06 per basic and diluted share, for the same period of last year.

Financial Condition

As of September 30, 2014, the Company had cash and cash equivalents of $12.6 million and restricted cash of $12.5 million. Total equity for shareholders of China Shengda Packing was $112.1 million, compared to $111.1 million at December 31, 2013. Net cash provided by operating activities was $18.4 million for the nine months ended September 30, 2014, compared to net cash used in operating activities of $8.8 million for the same period of 2013. This was attributable to net income of $1.8 million, adjusted by depreciation and amortization expenses of $5.8 million, a net increase in cash from accounts and notes payable of $8.1 million and a net increase in cash from other working capital items of $2.7 million. Net cash used in investing activities was $8.4 million for the nine months ended September 30, 2014, compared to $3.6 million for the same period of last year. The $8.4 million was used for purchases of property, plant and equipment, and prepayment paid for construction of Shengda Concept. Net cash used in financing activities was $3.9 million for the nine months ended September 30, 2014, compared to net cash provided by financing activities of $6.4 million for the same period of last year. During the nine months ended September 30, 2014, we received proceeds from borrowings of $17.2 million, repaid 21.2 million loans, and received $0.1 million in restricted cash as collateral for loans.

Recent Development

On July 25, 2014, the Company held an annual meeting of its shareholders at which a majority of the Company's shareholders (i) elected Messieurs Nengbin Fang, Zhen Yuan and Yaoquan Zhang and Ms. Congyi Fang to serve as a director of the Company; (ii) ratified the appointment of Marcum Bernstein & Pinchuk LLP ("Marcum BP") to serve as the Company's independent registered public accounting firm for 2014; and (iii) approved, on a non-binding and advisory basis, the executive compensation.

On August 12, 2014, the Company's Board of Directors of the Company appointed Ms. Angel Yanki Wong as an independent director of the Company, replacing Mr. Zhihai Mao, who's term expired on August 9, 2014.

On October 23, 2014, the Company received notification from the NASDAQ Listing Qualifications Department that its application to list its common stock on the NASDAQ Capital Market has been approved. Effective October 27, 2014, the Company's common stock started trading on NASDAQ Capital Market. As previously announced, the Company has to regain compliance with NASDAQ Minimum Bid Price Rule until December 9, 2014.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	September 30,	December 31,
ASSETS	2014	2013
Current assets	(Unaudited)
Cash and cash equivalents	$12,632,603	$6,569,495
Restricted cash	12,528,750	10,129,756
Accounts and notes receivable, net	40,570,341	42,710,653
Inventories	16,005,265	18,605,074
Prepayments and other receivables	3,977,596	1,583,203
Amount due from related parties	114,191	225,822
Deductable value added tax payable	1,023,534	3,056,867
Total current assets	86,852,280	82,880,870
Non-current assets
Property, plant and equipment, net	69,790,453	68,481,643
Land use right	11,709,308	11,988,879
Deferred tax assets	2,659,343	1,505,981
Goodwill	180,151	181,481
Total assets	$171,191,535	$165,038,854
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$40,408,235	$32,820,222
Amounts due to related parties	2,709,207	2,131,846
Accrued expenses and other payables	3,685,833	2,889,933
Taxes payable	1,582,640	1,215,127
Short-term loans	5,937,500	10,048,000
Current portion of long-term loans	-	4,500,000
Total current liabilities	54,323,415	53,605,128
Non-current liabilities
Long-term loans	4,500,000	-
Total liabilities	$58,823,415	$53,605,128
Commitment and contingencies Equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 shares issued and outstanding at June 30, 2014 and December 31, 2013)	38,791	38,791
Additional paid-in capital	43,036,464	43,036,464
Appropriated retained earnings	8,025,455	7,240,218
Unappropriated retained earnings	49,402,648	48,360,582
Accumulated other comprehensive income	11,640,275	12,459,426
Total equity for stockholders of China Shengda Packaging	112,143,633	111,135,481
Noncontrolling interest	224,487	298,245
Total equity	112,368,120	111,433,726
Total liabilities and equity	$171,191,535	$165,038,854

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(Amounts in US$)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$47,272,700	$39,929,058	$116,800,217	$100,509,307
Cost of goods sold	40,316,190	34,564,105	99,215,634	85,028,553
Gross profit	6,956,510	5,364,953	17,584,583	15,480,754
Operating expenses
Selling expenses	1,976,474	1,901,019	5,440,436	4,130,936
General and administrative expenses	3,304,403	2,784,893	9,316,087	8,581,080
	5,280,877	4,685,912	14,756,523	12,712,016
Other income (expenses)
Interest income	66,149	151,792	607,591	356,340
Interest expense	(312,949)	(248,127)	(991,557)	(562,348)
Subsidy income	-	4,302	214,193	327,876
Other	(2,462)	174,645	(638,803)	212,583
	(249,262)	82,612	(808,576)	334,451
Non-operating (income) expense	(27,391)	98,120	(88,437)	294,925
	(27,391)	98,120	(88,437)	294,925
Income before income tax expense and noncontrolling interest	1,453,762	663,533	2,107,921	2,808,264
Income tax expense	174,709	161,221	354,512	704,277
Net income	1,279,053	502,312	1,753,409	2,103,987
Net loss attributable to noncontrolling interest	18,235	33,077	73,894	61,855
Net income attributable to company's common stockholders	$1,297,288	$535,389	$1,827,303	$2,165,842
Basic and diluted earnings per share	$0.03	$0.01	$0.05	$0.06
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811	38,790,811	38,790,811
Comprehensive income (loss):
Net income	1,279,053	502,312	1,753,409	2,103,987
Foreign currency translation adjustment	65,431	541,354	(819,015)	2,625,923
Comprehensive income (loss)	1,344,484	1,043,666	934,394	4,729,910
comprehensive loss attributable to noncontrolling interest	17,996	33,515	73,758	62,586
	$1,362,480	$1,077,181	$1,008,152	$4,792,496

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$1,753,409	$2,103,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	5,842,626	4,301,872
Deferred tax	(1,165,835)	(657,893)
Loss from disposal of property, plant and equipment	638,803	90,614
Change in operating assets and liabilities:
Restricted cash	(2,622,724)	8,804,882
Accounts and notes receivable	1,824,116	(5,615,309)
Inventories	2,466,457	(5,078,848)
Prepayments and other receivables	(2,346,193)	(1,379,429)
Accounts and notes payable	8,073,716	(14,016,566)
Amount due from(to) related party	703,830	836,702
Accrued expenses and other payables	876,806	2,055,666
Tax payables	2,390,284	(205,277)
Net cash (used in) provided by operating activities	18,435,295	(8,759,599)
Cash flows from investing activities
Purchase of property, plant and equipment	(5,401,922)	(3,685,181)
Prepayment paid for construction in progress	(3,169,862)	-
Proceeds from disposal of property, plant and equipment	176,346	59,676
Net cash used in investing activities	(8,395,438)	(3,625,505)
Cash flows from financing activities
Proceeds from short-term loans	12,666,190	6,428,000
Proceeds from long-term loans	4,513,872	-
Repayment of short-term loans	(16,733,690)	-
Repayment of current portion of long-term loans	(4,513,872)	-
Restricted cash	146,430	-
Net cash flows provided by(used in) financing activities	(3,921,070)	6,428,000
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(55,679)	221,914
Net changes in cash and cash equivalents	6,063,108	(5,735,190)
Cash and cash equivalents, beginning of period	6,569,495	11,903,937
Cash and cash equivalents, end of period	$12,632,603	$6,168,747
Cash paid during the period for:
Interest paid	$819,367	$374,852
Income taxes paid	$1,277,002	$1,008,024